Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Penford Corporation 2006 Long-term Incentive Plan and individual stock option agreements with R. Bentley Cheatham, Dwight Carlson and Steven P. Brower of our report dated November 13, 2009, except for Note 16, as to which the date is November 11, 2010, with respect to the consolidated financial statements of Penford Corporation included in its Annual Report (Form 10-K) and amended Annual Report (Form 10-K/A) for the year ended August 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Denver, Colorado

July 19, 2012